EXHIBIT 99.1

NGL Energy Partners LP Announces Second Quarter Fiscal 2019 Financial Results

TULSA, Okla.--(BUSINESS WIRE)--November 8, 2018--NGL Energy Partners LP (NYSE:NGL) (“NGL,” “our,” “we,” or the “Partnership”) today reported net income for the quarter ended September 30, 2018 of $354.9 million, compared to a net loss of $173.6 million for the quarter ended September 30, 2017. Net income for the current quarter includes a gain of $408.6 million on the sale of virtually all of our remaining Retail Propane segment.

Highlights include:

•	Adjusted EBITDA for the second quarter of Fiscal 2019 was $95.4 million, compared to $90.8 million for the second quarter of Fiscal 2018, an increase of 5.1%

•
Completed the sale of virtually all of our remaining Retail Propane segment to Superior Plus Corp. (“Superior Plus”) for approximately $900 million in gross proceeds (adjusted for working capital) on July 10, 2018

•	Redeemed all of our $367.0 million of outstanding 6.875%Senior Notes due 2021 on October 16, 2018

•	Confirms Fiscal 2019 Adjusted EBITDA guidance of $450 million

•
Growth capital expenditures, including $110.1 million in acquisitions of Water Solutions facilities and related assets, and other investments, totaled approximately $195.2 million during the second quarter (excluding the former Retail Propane segment)

“We are reporting our second consecutive quarter of record Adjusted EBITDA compared to the same quarters of the prior year. We believe we have successfully repositioned NGL over the past twelve months by raising $1.5 billion in asset sales at double digit multiples, lowering leverage substantially and expanding our Water Solutions business in the Permian Basin. Our quarterly results came in very strong, particularly in the Crude Oil Logistics and Liquids segments, which are trending towards the higher end of our annual guidance,” stated NGL’s CEO Mike Krimbill. “Grand Mesa continues to outpace our projections and will benefit from increased volumes. Our Water Solutions business continues to grow as we execute on securing long-term contracts for wastewater disposal and build our water pipeline infrastructure. Our Refined Products profitability has shifted to the second half of the Fiscal Year. We are very proud of the progress we have made through the first half of this year and we are confident about our performance for the remainder of Fiscal 2019.”

Quarterly Results of Operations

The following table summarizes operating income (loss) and Adjusted EBITDA by operating segment for the periods indicated:

	Quarter Ended
	September 30, 2018		September 30, 2017
	Operating Income (Loss)	Adjusted EBITDA	Operating Income (Loss)	Adjusted EBITDA
	(in thousands)
Crude Oil Logistics	$31,022	$48,477	$1,196	$29,601
Refined Products and Renewables	(29,507)	(1,876)	21,042	22,216
Liquids	10,758	20,530	(118,107)	16,065
Water Solutions	9,770	38,813	(7,548)	27,273
Corporate and Other	(35,352)	(10,063)	(16,459)	(7,795)
Discontinued Operations (1)	—	(511)	—	3,392
Total	$(13,309)	$95,370	$(119,876)	$90,752

(1)
On July 10, 2018, we completed the sale of virtually all of our remaining Retail Propane segment to Superior Plus for total consideration of $896.5 million in cash after adjusting for estimated working capital. As a result, the results of operations of our former Retail Propane segment have been classified as discontinued operations.

The tables included in this release reconcile operating income (loss) to Adjusted EBITDA, a non-GAAP financial measure, for each of our operating segments.

Crude Oil Logistics

The Partnership’s Crude Oil Logistics segment generated Adjusted EBITDA of $48.5 million during the quarter ended September 30, 2018, compared to Adjusted EBITDA of $29.6 million during the quarter ended September 30, 2017. Results for the second quarter of Fiscal 2019 improved compared to the same quarter in Fiscal 2018 primarily due to increased volumes on Grand Mesa Pipeline as well as improved margins in most of the basins in which the segment operates.

The Partnership’s Grand Mesa Pipeline contributed Adjusted EBITDA of approximately $46.1 million during the second quarter of Fiscal 2019, an increase of $8.1 million when compared to Adjusted EBITDA of approximately $38.0 million during the same quarter of last year, due to increased volumes related to production growth in the DJ Basin. Financial volumes averaged approximately 109,000 barrels per day during the quarter ended September 30, 2018.

Refined Products and Renewables

The Partnership’s Refined Products and Renewables segment generated Adjusted EBITDA of $(1.9) million during the quarter ended September 30, 2018, compared to Adjusted EBITDA of $22.2 million during the quarter ended September 30, 2017. The results for the quarter ended September 30, 2018 were negatively impacted by significant price volatility and minor supply disruptions, offset by stronger demand at our wholesale locations, especially in the Southeast and West Texas. Additionally, margins were favorably impacted during the three months ended September 30, 2017 due to Gulf Coast prices increasing significantly as a result of supply disruptions.

Refined product barrels sold during the quarter ended September 30, 2018 totaled approximately 59.1 million barrels, an increase of approximately 17.7 million barrels compared to the same period in the prior year due to an increase in bulk sales volumes. Renewable barrels sold during the quarter ended September 30, 2018 totaled approximately 0.9 million, a decrease of approximately 0.7 million barrels compared to the same period in the prior year.

Liquids

The Partnership’s Liquids segment generated Adjusted EBITDA of $20.5 million during the quarter ended September 30, 2018, compared to Adjusted EBITDA of $16.1 million during the quarter ended September 30, 2017. Total product margin per gallon was $0.048 for the quarter ended September 30, 2018, compared to $0.025 for the quarter ended September 30, 2017, as a result of higher prices, increased volumes and improved railcar utilization driven by the Partnership’s efforts to right size its railcar fleet.

Propane volumes increased by approximately 8.9 million gallons, or 3.4%, during the quarter ended September 30, 2018 compared to the quarter ended September 30, 2017. Butane volumes increased by approximately 6.0 million gallons, or 4.8%, during the quarter ended September 30, 2018 compared to the quarter ended September 30, 2017. Other Liquids volumes increased by approximately 22.9 million gallons, or 22.5%, during the quarter ended September 30, 2018 compared to the same period in the prior year. The increase in overall volumes is primarily attributable to an increase in natural gas liquids volumes being transported by railcars due to increased production and third-party pipeline infrastructure issues.

Water Solutions

The Partnership’s Water Solutions segment generated Adjusted EBITDA of $38.8 million during the quarter ended September 30, 2018, compared to Adjusted EBITDA of $27.3 million during the quarter ended September 30, 2017. The Partnership processed approximately 1,008,000 barrels of wastewater per day during the quarter ended September 30, 2018, a 53.7% increase when compared to approximately 655,000 barrels of wastewater per day during the quarter ended September 30, 2017.

Processed water volumes have increased in each basin in which the segment operates as the segment continued to benefit from high crude oil prices, increased rig activity and crude oil production. Revenues from recovered hydrocarbons totaled $18.3 million for the quarter ended September 30, 2018, an increase of $7.8 million over the prior year period, related to an increase in the volume of wastewater processed and increased crude oil prices; however, these revenues were negatively impacted by lower skim oil volumes recovered per wastewater barrel processed and basin differentials impacting the net price received for the skim oil sales.

Maintenance capital expenditures for the Water Solutions segment have also increased compared to prior periods due to costs incurred for the replacement and repair of facilities that have been struck by lightning, the installation of new lightning prevention equipment and upgrades or replacement of smaller/obsolete tubing and pumps which are not expected to be recurring.

Retail Propane - Discontinued Operations

The Partnership’s Retail Propane segment generated Adjusted EBITDA of $(0.5) million during the quarter ended September 30, 2018, compared to Adjusted EBITDA of $3.2 million during the quarter ended September 30, 2017. On July 10, 2018, we completed the sale of virtually all of our remaining Retail Propane segment to Superior Plus.

Corporate and Other

Adjusted EBITDA for Corporate and Other was $(10.1) million during the quarter ended September 30, 2018, compared to Adjusted EBITDA of $(7.8) million during the quarter ended September 30, 2017. The increased cost was due primarily to increased legal costs related to certain litigation matters.

Capitalization and Liquidity

On July 10, 2018, the Partnership completed the sale of virtually all of its remaining Retail Propane segment and received total consideration of $896.5 million in cash. Proceeds were used to reduce outstanding borrowings on the Partnership’s revolving credit facility and to fund growth capital expenditures and acquisitions during the quarter, primarily in the Water Solutions segment.

Total debt outstanding, excluding working capital borrowings, was $1.773 billion at September 30, 2018 compared to $1.711 billion at March 31, 2018, an increase of $62.2 million, due primarily to the Partnership temporarily paying down a portion of its working capital borrowings with proceeds from the Retail Propane sale. During the quarter ended September 30, 2018, the Partnership issued a notice of redemption of all of its outstanding 6.875% Senior Notes due 2021, which are included in current maturities of debt in the September 30, 2018 balance sheet. On October 16, 2018, we redeemed all of our outstanding 6.875% Senior Notes due 2021 using amounts available under our revolving credit facility. The registered holders received a redemption payment of 101.719% of the principal amount, plus accrued and unpaid interest, which equaled $0.19 per $1,000 of the redeemed notes.

Working capital borrowings totaled $759.0 million at September 30, 2018 compared to $969.5 million at March 31, 2018, a decrease of $210.5 million driven primarily by the use of funds from the sale of our Retail Propane segment to repay debt, which was partially offset by higher accounts receivable and inventory balances. Total liquidity (cash plus available capacity on our revolving credit facility) was approximately $775.0 million as of September 30, 2018.

Second Quarter Conference Call Information

A conference call to discuss NGL’s results of operations is scheduled for 11:00 am Eastern Time (10:00 am Central Time) on Thursday, November 8, 2018. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 5983587. An archived audio replay of the conference call will be available for 7 days beginning at 11:00 am Eastern Time (10:00 am Central Time) on November 9, 2018, which can be accessed by dialing (855) 859-2056 and providing access code 5983587.

Non-GAAP Financial Measures

NGL defines EBITDA as net income (loss) attributable to NGL Energy Partners LP, plus interest expense, income tax expense (benefit), and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, equity-based compensation expense, acquisition expense, revaluation of liabilities, certain legal settlements and other. We also include in Adjusted EBITDA certain inventory valuation adjustments related to our Refined Products and Renewables segment, as discussed below. EBITDA and Adjusted EBITDA should not be considered alternatives to net income (loss), loss from continuing operations before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that EBITDA provides additional information to investors for evaluating NGL’s ability to make quarterly distributions to NGL’s unitholders and is presented solely as a supplemental measure. NGL believes that Adjusted EBITDA provides additional information to investors for evaluating NGL’s financial performance without regard to NGL’s financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.

Other than for NGL’s Refined Products and Renewables segment, for purposes of the Adjusted EBITDA calculation, NGL makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, NGL records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, NGL reverses the previously recorded unrealized gain or loss and records a realized gain or loss. NGL does not draw such a distinction between realized and unrealized gains and losses on derivatives of NGL’s Refined Products and Renewables segment. The primary hedging strategy of NGL’s Refined Products and Renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the reconciliation table reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost, adjusted for the impact of seasonal market movements related to our base inventory and the related hedge. We include this in Adjusted EBITDA because the unrealized gains and losses associated with derivative contracts associated with the inventory of this segment, which are intended primarily to hedge inventory holding risk and are included in net income, also affect Adjusted EBITDA.

Distributable Cash Flow is defined as Adjusted EBITDA minus maintenance capital expenditures, income tax expense, cash interest expense and other. Maintenance capital expenditures represent capital expenditures necessary to maintain the Partnership’s operating capacity. Distributable Cash Flow is a performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain, or support an increase in, quarterly distribution rates. Actual distribution amounts are set by the Board of Directors.

Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL provides Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, equity-based compensation expense, acquisition expense, revaluation of liabilities and items that are unusual in nature or infrequently occurring. The exclusion of these charges and costs in future periods will have a significant impact on the Partnership’s Adjusted EBITDA, and the Partnership is not able to provide a reconciliation of its Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs and the Partnership believes that such reconciliation, if possible, would imply a degree of precision that would be potentially confusing or misleading to investors.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: Crude Oil Logistics, Water Solutions, Liquids, and Refined Products and Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP

Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com

or

Linda Bridges, 918-481-1119
Senior Vice President - Finance and Treasurer
Linda.Bridges@nglep.com

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(in Thousands, except unit amounts)

	September 30, 2018	March 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$36,374	$22,094
Accounts receivable-trade, net of allowance for doubtful accounts of $4,225 and $4,201, respectively	1,366,597	1,026,764
Accounts receivable-affiliates	17,888	4,772
Inventories	679,125	551,303
Prepaid expenses and other current assets	159,617	128,742
Assets held for sale	—	517,604
Total current assets	2,259,601	2,251,279
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $388,557 and $343,345, respectively	1,706,612	1,518,607
GOODWILL	1,271,648	1,204,607
INTANGIBLE ASSETS, net of accumulated amortization of $481,691 and $433,565, respectively	966,929	913,154
INVESTMENTS IN UNCONSOLIDATED ENTITIES	4,520	17,236
LOAN RECEIVABLE-AFFILIATE	—	1,200
OTHER NONCURRENT ASSETS	176,129	245,039
Total assets	$6,385,439	$6,151,122
LIABILITIES AND EQUITY
CURRENT LIABILITIES AND REDEEMABLE NONCONTROLLING INTEREST:
Accounts payable-trade	$1,045,415	$852,839
Accounts payable-affiliates	42,798	1,254
Accrued expenses and other payables	267,296	223,504
Advance payments received from customers	29,658	8,374
Current maturities of long-term debt, net of debt issuance costs of $4,874 and $0, respectively	716,245	646
Liabilities and redeemable noncontrolling interest held for sale	—	42,580
Total current liabilities and redeemable noncontrolling interest	2,101,412	1,129,197
LONG-TERM DEBT, net of debt issuance costs of $13,234 and $20,645, respectively, and current maturities	1,815,855	2,679,740
OTHER NONCURRENT LIABILITIES	86,396	173,514

CLASS A 10.75% CONVERTIBLE PREFERRED UNITS, 19,942,169 and 19,942,169 preferred units issued and outstanding, respectively	104,362	82,576

EQUITY:
General partner, representing a 0.1% interest, 123,865 and 121,594 notional units, respectively	(50,613)	(50,819)
Limited partners, representing a 99.9% interest, 123,741,462 and 121,472,725 common units issued and outstanding, respectively	2,046,621	1,852,495
Class B preferred limited partners, 8,400,000 and 8,400,000 preferred units issued and outstanding, respectively	202,731	202,731
Accumulated other comprehensive loss	(270)	(1,815)
Noncontrolling interests	78,945	83,503
Total equity	2,277,414	2,086,095
Total liabilities and equity	$6,385,439	$6,151,122

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(in Thousands, except unit and per unit amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
REVENUES:
Crude Oil Logistics	$860,054	$437,022	$1,643,884	$941,937
Water Solutions	79,764	51,032	155,909	97,999
Liquids	550,442	411,170	1,010,339	705,195
Refined Products and Renewables	5,163,782	2,977,206	9,688,189	5,861,843
Other	592	246	747	407
Total Revenues	6,654,634	3,876,676	12,499,068	7,607,381
COST OF SALES:
Crude Oil Logistics	792,735	401,170	1,540,980	870,640
Water Solutions	7,892	2,674	22,161	2,827
Liquids	520,944	395,616	961,459	682,901
Refined Products and Renewables	5,187,238	2,957,867	9,680,096	5,829,569
Other	718	121	987	194
Total Cost of Sales	6,509,527	3,757,448	12,205,683	7,386,131
OPERATING COSTS AND EXPENSES:
Operating	60,309	47,792	116,571	95,628
General and administrative	39,369	21,158	61,759	43,543
Depreciation and amortization	52,750	53,595	104,795	106,012
Loss on disposal or impairment of assets, net	5,988	110,959	107,323	99,142
Revaluation of liabilities	—	5,600	800	5,600
Operating Loss	(13,309)	(119,876)	(97,863)	(128,675)
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	379	2,170	598	4,089
Interest expense	(41,358)	(50,118)	(87,626)	(99,222)
Gain (loss) on early extinguishment of liabilities, net	—	1,943	(137)	(1,338)
Other income (expense), net	1,471	1,637	(32,298)	3,370
Loss From Continuing Operations Before Income Taxes	(52,817)	(164,244)	(217,326)	(221,776)
INCOME TAX EXPENSE	(691)	(49)	(1,342)	(505)
Loss From Continuing Operations	(53,508)	(164,293)	(218,668)	(222,281)
Income (Loss) From Discontinued Operations, net of Tax	408,447	(9,286)	404,318	(15,005)
Net Income (Loss)	354,939	(173,579)	185,650	(237,286)
LESS: NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	518	(80)	863	(132)
LESS: NET LOSS ATTRIBUTABLE TO REDEEMABLE NONCONTROLLING INTERESTS	48	288	446	685
NET INCOME (LOSS) ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	$355,505	$(173,371)	$186,959	$(236,733)
NET LOSS FROM CONTINUING OPERATIONS ALLOCATED TO COMMON UNITHOLDERS	$(76,925)	$(180,325)	$(261,746)	$(248,363)
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS ALLOCATED TO COMMON UNITHOLDERS	$408,086	$(8,990)	$404,359	$(14,307)
NET INCOME (LOSS) ALLOCATED TO COMMON UNITHOLDERS	$331,161	$(189,315)	$142,613	$(262,670)
BASIC INCOME (LOSS) PER COMMON UNIT
Loss From Continuing Operations	$(0.63)	$(1.49)	$(2.15)	$(2.05)
Income (Loss) From Discontinued Operations, net of Tax	3.33	(0.07)	3.32	(0.12)
Net Income (Loss)	$2.70	$(1.56)	$1.17	$(2.17)
DILUTED INCOME (LOSS) PER COMMON UNIT
Loss From Continuing Operations	$(0.63)	$(1.49)	$(2.15)	$(2.05)
Income (Loss) From Discontinued Operations, net of Tax	3.33	(0.07)	3.32	(0.12)
Net Income (Loss)	$2.70	$(1.56)	$1.17	$(2.17)
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	122,380,197	121,314,636	121,964,593	120,927,400
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	122,380,197	121,314,636	121,964,593	120,927,400

EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW RECONCILIATION
(Unaudited)

The following table reconciles NGL’s net income (loss) to NGL’s EBITDA, Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
	(in thousands)
Net income (loss)	$354,939	$(173,579)	$185,650	$(237,286)
Less: Net loss (income) attributable to noncontrolling interests	518	(80)	863	(132)
Less: Net loss attributable to redeemable noncontrolling interests	48	288	446	685
Net income (loss) attributable to NGL Energy Partners LP	355,505	(173,371)	186,959	(236,733)
Interest expense	41,367	50,288	87,779	99,566
Income tax expense	815	111	1,466	570
Depreciation and amortization	53,507	69,426	115,082	137,489
EBITDA	451,194	(53,546)	391,286	892
Net unrealized (gains) losses on derivatives	(1,893)	18,077	17,060	16,076
Inventory valuation adjustment (1)	25,770	(2,165)	1,168	(21,347)
Lower of cost or market adjustments	—	5,333	(413)	9,411
(Gain) loss on disposal or impairment of assets, net	(403,185)	111,451	(301,418)	100,238
(Gain) loss on early extinguishment of liabilities, net	—	(1,943)	137	1,338
Equity-based compensation expense (2)	19,219	6,065	24,730	14,886
Acquisition expense (3)	2,863	264	4,115	(54)
Revaluation of liabilities (4)	—	5,600	800	5,600
Gavilon legal matter settlement (5)	—	—	35,000	—
Other (6)	1,402	1,616	3,219	2,641
Adjusted EBITDA	95,370	90,752	175,684	129,681
Less: Cash interest expense (7)	38,892	47,344	82,732	93,715
Less: Income tax expense	815	111	1,466	570
Less: Maintenance capital expenditures	15,299	7,994	27,689	14,521
Less: Other (8)	309	233	309	233
Distributable Cash Flow	$40,055	$35,070	$63,488	$20,642

(1)
Amount reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost, adjusted for the impact of seasonal market movements related to our base inventory and the related hedge. See “Non-GAAP Financial Measures” section above for a further discussion.

(2)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in the footnotes to our unaudited condensed consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(3)
Amounts represent expenses we incurred related to legal and advisory costs associated with acquisitions, including amounts accrued related to the LCT Capital, LLC legal matter (as discussed in the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018), partially offset by reimbursement for certain legal costs incurred in prior periods.

(4)
Amounts represent the non-cash valuation adjustment of contingent consideration liabilities, offset by the cash payments, related to royalty agreements acquired as part of acquisitions in our Water Solutions segment.

(5)
Represents the accrual for the estimated cost of the settlement of the Gavilon legal matter (see the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018). We have excluded this amount from Adjusted EBITDA as it relates to transactions that occurred prior to our acquisition of Gavilon LLC in December 2013.

(6)
Amounts for the three months and six months ended September 30, 2018 represent non-cash operating expenses related to our Grand Mesa Pipeline, unrealized loss on marketable securities and accretion expense for asset retirement obligations. Amounts for the three months and six months ended September 30, 2017 represent non-cash operating expenses related to our Grand Mesa Pipeline and accretion expense for asset retirement obligations.

(7)	Amounts represent interest expense payable in cash for the period presented, excluding changes in the accrued interest balance.

(8)	Amounts represents cash paid to settle asset retirement obligations.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

	Three Months Ended September 30, 2018
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating income (loss)	$31,022	$9,770	$10,758	$(29,507)	$(35,352)	$—	$(13,309)
Depreciation and amortization	18,870	26,342	6,459	320	759	—	52,750
Amortization recorded to cost of sales	—	—	36	1,348	—	—	1,384
Net unrealized (gains) losses on derivatives	(6,142)	1,788	2,476	—	—	—	(1,878)
Inventory valuation adjustment	—	—	—	25,770	—	—	25,770
Loss on disposal or impairment of assets, net	3,367	730	1,004	—	887	—	5,988
Equity-based compensation expense	—	—	—	—	19,219	—	19,219
Acquisition expense	—	—	1	—	2,864	—	2,865
Other income (expense), net	9	(370)	9	263	1,560	—	1,471
Adjusted EBITDA attributable to unconsolidated entities	—	423	—	—	—	—	423
Adjusted EBITDA attributable to noncontrolling interest	—	26	(229)	—	—	—	(203)
Other	1,351	104	16	(70)	—	—	1,401
Discontinued operations	—	—	—	—	—	(511)	(511)
Adjusted EBITDA	$48,477	$38,813	$20,530	$(1,876)	$(10,063)	$(511)	$95,370

	Three Months Ended September 30, 2017
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating income (loss)	$1,196	$(7,548)	$(118,107)	$21,042	$(16,459)	$—	$(119,876)
Depreciation and amortization	20,958	25,253	6,141	324	919	—	53,595
Amortization recorded to cost of sales	84	—	71	1,351	—	—	1,506
Net unrealized losses on derivatives	2,170	3,022	12,682	—	—	—	17,874
Inventory valuation adjustment	—	—	—	(2,165)	—	—	(2,165)
Lower of cost or market adjustments	—	—	(2,476)	7,809	—	—	5,333
(Gain) loss on disposal or impairment of assets, net	(157)	915	117,729	(7,528)	—	—	110,959
Equity-based compensation expense	—	—	—	—	6,065	—	6,065
Acquisition expense	—	—	—	—	264	—	264
Other income, net	50	2	3	167	1,415	—	1,637
Adjusted EBITDA attributable to unconsolidated entities	3,798	127	—	1,216	1	—	5,142
Adjusted EBITDA attributable to noncontrolling interest	—	(190)	—	—	—	—	(190)
Revaluation of liabilities	—	5,600	—	—	—	—	5,600
Other	1,502	92	22	—	—	—	1,616
Discontinued operations	—	—	—	—	—	3,392	3,392
Adjusted EBITDA	$29,601	$27,273	$16,065	$22,216	$(7,795)	$3,392	$90,752

	Six Months Ended September 30, 2018
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating (loss) income	$(68,716)	$10,739	$13,381	$(485)	$(52,782)	$—	$(97,863)
Depreciation and amortization	38,099	51,651	12,927	641	1,477	—	104,795
Amortization recorded to cost of sales	80	—	73	2,696	—	—	2,849
Net unrealized losses on derivatives	1,270	10,898	4,813	—	—	—	16,981
Inventory valuation adjustment	—	—	—	1,168	—	—	1,168
Lower of cost or market adjustments	—	—	(504)	91	—	—	(413)
Loss (gain) on disposal or impairment of assets, net	105,261	3,205	994	(3,026)	889	—	107,323
Equity-based compensation expense	—	—	—	—	24,730	—	24,730
Acquisition expense	—	—	161	—	4,000	—	4,161
Other income (expense), net	23	(370)	44	246	(32,241)	—	(32,298)
Adjusted EBITDA attributable to unconsolidated entities	—	369	—	476	—	—	845
Adjusted EBITDA attributable to noncontrolling interest	—	(86)	(551)	—	—	—	(637)
Revaluation of liabilities	—	800	—	—	—	—	800
Gavilon legal matter settlement	—	—	—	—	35,000	—	35,000
Other	2,901	204	33	80	—	—	3,218
Discontinued operations	—	—	—	—	—	5,025	5,025
Adjusted EBITDA	$78,918	$77,410	$31,371	$1,887	$(18,927)	$5,025	$175,684

	Six Months Ended September 30, 2017
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating income (loss)	$5,553	$(8,702)	$(126,879)	$35,538	$(34,185)	$—	$(128,675)
Depreciation and amortization	41,793	49,261	12,471	648	1,839	—	106,012
Amortization recorded to cost of sales	169	—	141	2,781	—	—	3,091
Net unrealized losses on derivatives	1,511	3,022	11,313	—	—	—	15,846
Inventory valuation adjustment	—	—	—	(21,347)	—	—	(21,347)
Lower of cost or market adjustments	—	—	—	9,411	—	—	9,411
(Gain) loss on disposal or impairment of assets, net	(3,716)	185	117,729	(15,056)	—	—	99,142
Equity-based compensation expense	—	—	—	—	14,886	—	14,886
Acquisition expense	—	—	—	—	(54)	—	(54)
Other income, net	94	20	7	335	2,914	—	3,370
Adjusted EBITDA attributable to unconsolidated entities	7,620	281	—	2,107	—	—	10,008
Adjusted EBITDA attributable to noncontrolling interest	—	(434)	—	—	—	—	(434)
Revaluation of liabilities	—	5,600	—	—	—	—	5,600
Other	2,413	185	43	—	—	—	2,641
Discontinued operations	—	—	—	—	—	10,184	10,184
Adjusted EBITDA	$55,437	$49,418	$14,825	$14,417	$(14,600)	$10,184	$129,681

OPERATIONAL DATA
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(in thousands, except per day amounts)
Crude Oil Logistics:
Crude oil sold (barrels)	11,891	8,562	23,116	18,582
Crude oil transported on owned pipelines (barrels)	9,578	8,182	19,565	14,948
Crude oil storage capacity - owned and leased (barrels) (1)			7,287	6,159
Crude oil inventory (barrels) (1)			681	1,682

Water Solutions:
Wastewater processed (barrels per day)
Eagle Ford Basin	271,059	209,792	275,099	215,156
Permian Basin	489,861	273,290	455,885	252,810
DJ Basin	166,152	108,952	151,216	110,685
Other Basins	80,577	63,443	81,801	61,223
Total	1,007,649	655,477	964,001	639,874
Solids processed (barrels per day)	6,995	5,794	6,450	4,986
Skim oil sold (barrels per day)	3,326	2,618	3,470	2,572

Liquids:
Propane sold (gallons)	266,654	257,775	500,440	482,508
Butane sold (gallons)	131,424	125,419	244,449	216,936
Other products sold (gallons)	124,935	102,009	241,920	192,620
Liquids storage capacity - owned and leased (gallons) (1)			399,967	453,971
Propane inventory (gallons) (1)			117,206	136,980
Butane inventory (gallons) (1)			67,448	111,632
Other products inventory (gallons) (1)			7,658	8,810

Refined Products and Renewables:
Gasoline sold (barrels)	47,067	26,459	87,805	54,975
Diesel sold (barrels)	12,057	14,990	23,834	28,788
Ethanol sold (barrels)	621	978	1,165	1,992
Biodiesel sold (barrels)	250	568	578	1,195
Refined Products and Renewables storage capacity - leased (barrels) (1)			10,037	9,070
Gasoline inventory (barrels) (1)			3,187	1,862
Diesel inventory (barrels) (1)			1,428	1,148
Ethanol inventory (barrels) (1)			1,072	513
Biodiesel inventory (barrels) (1)			942	375

(1)	Information is presented as of September 30, 2018 and September 30, 2017, respectively.